Ally Financial Reports Preliminary Second Quarter 2013 Financial Results

  Second quarter 2013 net loss of $927 million
  Core pre-tax income, excluding repositioning items, of $211 million
  Results impacted by ResCap settlement in exchange for broad releases for Ally from mortgage-related issues
  Net financing revenue, excluding OID, up 24 percent year-over-year
  Auto: U.S. earning assets up 10 percent; U.S. consumer financing originations at $9.8 billion
  Ally Bank: Year-over-year growth of 31 percent; surpassed $40 billion in retail deposits in early July

NEW YORK (July 31, 2013) – Ally Financial Inc. (Ally) today reported a net loss of $927 million for the second quarter of 2013, compared to net income of $1.1 billion in the prior quarter and a net loss of $898 million for the second quarter of 2012. The company reported core pre-tax income of $201 million in the second quarter of 2013, compared to a core pre-tax loss of $6 million in the prior quarter and core pre-tax income of $263 million in the comparable prior year period. Excluding repositioning items, the company reported core pre-tax income of $211 million for the quarter. Core pre-tax income/loss reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from bond exchanges.

The net loss for the quarter was driven by an approximately $1 billion loss from discontinued operations, primarily due to a $1.6 billion charge resulting from Ally’s comprehensive settlement agreement in the ResCap Chapter 11 bankruptcy case. This was partially offset by approximately $600 million in tax benefits related to the settlement charge and the sales of certain of Ally’s international businesses. Ally’s core auto finance operations continued to generate strong year-over-year U.S. earning asset growth and improved U.S. net financing revenue for the quarter.

“As we move into the second half of the year, Ally’s strategic transformation is nearing completion,” stated Chief Executive Officer Michael A. Carpenter. “The comprehensive settlement agreement between Ally, ResCap and ResCap’s major creditors marked a watershed moment, and we can now put that tumultuous chapter behind us. In addition, the vast majority of the international businesses have been sold and 84 percent of the total expected proceeds were received. These actions have helped to strengthen Ally and best position the company to return the remaining investment to the U.S. taxpayer.”

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“Our leading dealer financial services and direct banking franchises continued to demonstrate market leadership, posting strong results during the second quarter,” Carpenter continued. “Ally’s dealer financial services franchise is well-positioned in an intensely competitive market. U.S. net financing revenue and U.S. earning assets were up versus last year, demonstrating the strength of Ally’s dealer-focused approach.

“In addition, Ally Bank surpassed $40 billion in retail deposits earlier this month, marking a key milestone just four years after the brand was launched. During the quarter, the franchise saw its customer base grow 31 percent year-over-year, demonstrating the competitive power of Ally Bank’s customer-centric business model.”

Carpenter concluded, “As we complete the final stages of Ally’s transformation, we are devoting our full attention and resources toward strengthening and growing our leading franchises, which will enable the company to thrive in the future.”

Quarterly Operating Results

Ally’s segments include Automotive Finance (which primarily includes Ally’s U.S. auto finance operations), Insurance, Mortgage, and Corporate and Other. As reported in the fourth quarter of 2012 and first quarter of 2013, respectively, Ally’s international businesses and ResCap’s historical results are classified as discontinued operations.

Income/(Loss) from Continuing Operations by Segment

($ millions)

				Increase/(Decrease) vs.
	2Q 13	1Q 13	2Q 12	1Q 13	2Q 12
Automotive Finance	$382	$343	$440	$39	$(58)
Insurance	45	61	20	(16)	25
Mortgage	(27)	(6)	102	(21)	(129)
Corporate and Other (ex. OID)[1]	(188)	(191)	(297)	3	109
Core pre-tax income, excluding Repositioning items[2]	$211	$207	$265	$4	$(53)
Repositioning items[3]	(11)	(213)	(1)	202	(9)
Core pre-tax income / (loss)[2]	$201	$(6)	$263	$206	$(63)
OID amortization expense	61	57	96	3	(36)
Income tax expense / (benefit)	40	(123)	(16)	163	56
(Loss) / income from discontinued operations[4,5]	(1,027)	1,033	(1,081)	(2,060)	54
Net (loss) income	$(927)	$1,093	$(898)	$(2,020)	$(29)

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1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with new debt issuances and bond exchanges. Corporate and Other also includes the Commercial Finance business, certain equity investments and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.

3. Repositioning items for 2Q13 are primarily related to final closing costs for Ally Bank’s MSR sales, which were partially offset by the reversal of a mortgage-related liability accrual. Refer to slide 24 of the Ally Financial Inc. 2Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

4. Includes approximate $1.6 billion charge resulting from Ally’s comprehensive settlement agreement in the ResCap Chapter 11 bankruptcy case. This was partially offset by approximately $600 million in tax benefits related to the settlement charge and the sales of Ally’s international businesses.

5. The following businesses are classified as discontinued operations: the European and the majority of the Latin American automotive finance operations (sale completed 2Q13), the Mexican insurance business, ABA Seguros (sale completed 2Q13); the Canadian automotive finance operations, Ally Credit Canada Limited, and ResMor Trust (sale completed 1Q13); U.K.-based operations that provide vehicle service contracts and insurance products (sale completed 1Q13); ResMor Trust mortgage operations (Canada) (sale completed 2Q12); remaining international automotive finance operations, including Brazil and joint venture in China (sale announced 4Q12); the operations of Residential Capital, LLC (classified discontinued operations 1Q13) and Commercial Finance operations European division (classified discontinued operations 4Q12).

Highlights

•	Ally’s industry-leading U.S. auto finance franchise remained well-positioned, despite significant competition.
o	Strong U.S. net financing revenue growth, up $84 million, or 12 percent, from second quarter last year.
o	Significant growth in U.S. automotive earning assets, increasing 10 percent compared to second quarter last year.
o	U.S. consumer financing originations at $9.8 billion for the quarter, despite intense competition and expected, lower subvented volumes.
o	Leases accounted for 28 percent of second quarter originations.
o	Added nearly 900 new diversified U.S. dealer relationships compared to the prior year period.
o	Launched Ally Performance Development Center, a Web-based training site for dealers, providing dealership employees with customized training to improve process and profitability.
o	Introduced SmartAuction mobile app, which provides dealers with access to the online used vehicle auction.
o	Ranked first on 2013 Big Wheels Report list of top auto finance companies, issued by Auto Finance News.

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•	Ally’s leading insurance operations strengthened and grew dealer relationships through its full-service, dealer-centric business model.
o	Written premiums of $276 million for Dealer Products and Services group – the highest levels since 2008 for continuing businesses.
o	Continued to grow the number of dealers participating in its full-suite of services by 7 percent compared to second quarter 2012.
o	Improved floorplan insurance penetration to approximately 82 percent of U.S. dealers with Ally floorplan financing.

•	Ally Bank franchise continued to build its deposit base and maintained strong customer loyalty with a strong consumer value proposition.
o	Surpassed $40 billion in retail deposits in early July, demonstrating continued momentum just four years after Ally Bank brand was launched.
o	Retail deposits increased $1.1 billion quarter-over-quarter, and up 31 percent from last year.
o	Grew to 722,000 customers at quarter end, up 31 percent year-over-year.
o	Quarterly CD retention rate remains strong at 92 percent, marking two consecutive years with retention rates of 90 percent or higher.
o	Customer satisfaction remained strong at approximately 93 percent in the second quarter, the fourth consecutive quarter with scores above 90 percent.
o	Earned the top rating in The Pew Charitable Trusts' study "Checks and Balances: Measuring Checking Accounts' Safety and Transparency."
o	Awarded Forrester's 2013 "Outside In" Award in the Customer Experience Design for Ally Mobile Banking.
o	Ranked second among 30 large banks for its favorable reputation by the American Banker & Reputation Institute Survey of Bank Reputations.

•	Ally maintained a strong capital and liquidity profile with robust interest from lenders and investors.
o	Proceeds received to date from international sales total $7.7 billion, or 84 percent of total expected proceeds.
o	Received $1.1 billion of proceeds from the repayment of ResCap’s secured debt.
o	Completed $3 billion of U.S. auto securitizations in the quarter.

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o	Improved cost of funds, excluding OID, approximately 18 basis points year-over-year through higher deposits and lower unsecured debt levels.
o	Improved net financing revenue, excluding OID, 24 percent year-over-year.
o	Deposits now represent more than 40 percent of Ally Financial’s funding profile.
o	Issued nearly $1.4 billion in unsecured debt in July to replace higher-cost unsecured debt.
o	Capital ratios improved with a preliminary Tier 1 capital ratio of 15.4 percent at the end of the second quarter.
o	Time to Required Funding remains strong at more than two years.

•	Including dividends and interest, Ally will have paid approximately $6.2 billion to the U.S. Treasury as of Aug. 15, 2013, reflecting more than one-third of the investment made in the company.

Strategic Actions Update

During the second quarter of 2013, Ally took significant steps toward concluding its strategic transformation, as the company made key progress in its plans to further strengthen its financial profile, focus on its core, leading U.S.-based franchises and best position the company to repay the U.S. taxpayer's investment.

International Businesses

On May 2, Ally completed the sale of its Mexican insurance business, ABA Seguros, to the ACE Group. On June 3, Ally also competed the sales of its remaining European operations, which included primarily its operations in France, to General Motors Financial Company, Inc. (GM Financial), a wholly-owned subsidiary of General Motors Co. To date, Ally has received approximately $7.7 billion in proceeds from the completed sales of the international transactions, representing 84 percent of total proceeds expected from the sale of non-U.S. businesses. The sale transactions for the auto finance operations in Brazil, as well as the joint venture stake in China, to GM Financial, remain in process.

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In total, once completed, the sales are expected to generate approximately $9.2 billion in proceeds. Proceeds reflect a premium to tangible book value of $1.6 billion as of June 30, 2013.

ResCap Chapter 11 Filing

On June 26, the plan support agreement (PSA) entered into by Ally Financial, Residential Capital, LLC (ResCap) and certain of ResCap’s major creditors was approved by the Honorable Judge Martin Glenn in the U.S. Bankruptcy Court, enabling all parties involved to move forward to the final stages of ResCap's Chapter 11 cases and resolve the associated mortgage-related issues. The Chapter 11 plan (the plan) contemplated by the PSA was filed with the U.S. Bankruptcy court on July 3, 2013, and the court has scheduled a hearing to consider approval of the disclosure statement associated with the plan for Aug. 21, 2013.

Under the terms of the PSA, Ally received broad releases of pending claims and potential future mortgage-related claims against Ally related to ResCap’s businesses, other than certain securities claims by the Federal Housing Finance Agency (FHFA) and the Federal Deposit Insurance Corporation (FDIC). Ally has agreed to contribute $1.95 billion in cash to the ResCap estate, as well as the first $150 million of the insurance recoveries Ally expects to receive in connection with mortgage-related losses, with such amount guaranteed by Ally to be paid no later than Sept. 20, 2014. Ally will make the cash payment on the effective date of the plan, which, pending court approval, is expected to occur in the fourth quarter of this year.

As contemplated by the PSA, on June 13, ResCap paid Ally approximately $1.1 billion of its secured credit facilities provided to ResCap.

Liquidity and Capital

Ally’s consolidated cash and cash equivalents grew to $7.8 billion as of June 30, 2013, compared to $7.4 billion at March 31, 2013. Included in the June 30, 2013 cash balances are: $3.1 billion at Ally Bank and $736 million at the Insurance business.

Ally's total equity was $19.2 billion at June 30, 2013, compared to $20.5 billion at the prior quarter’s end. The company's preliminary second quarter 2013 Tier 1 capital ratio was 15.4 percent, up compared to the prior quarter driven by a reduction in risk-weighted assets due to the completed sale transactions of certain of Ally’s international businesses, partially offset by the charge taken as a result of the ResCap settlement.

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The company submitted its mid-year Dodd-Frank Act Stress Test plan to the Federal Reserve in July, and Ally continues to engage in dialogue with the regulator on the company’s Comprehensive Capital Analysis and Review resubmission.

Funding

Ally continued to execute a diverse funding strategy during the second quarter of 2013 and completed new secured U.S. funding transactions totaling approximately $3 billion in the second quarter. Additionally, deposits now represent more than 40 percent of the parent’s funding profile. In July, the company issued new fixed and floating rate, unsecured notes totaling nearly $1.4 billion to retire legacy, high-coupon callable SmartNotes debt, as part of a liability management strategy to continue to improve Ally’s cost of funds.

The company’s Time to Required Funding remains strong at more than two years as of June 30. This is a liquidity measure expressed as the number of months that the company expects to be able to meet its ongoing liquidity needs as they arise without issuing unsecured debt. It assumes no changes in U.S. asset growth projections and that the auto asset-backed securities market remains open.

Deposits

The company remains focused on growing quality deposits through its direct banking subsidiary Ally Bank. Ally Bank’s deposit growth remained strong in the second quarter with retail deposits increasing $1.1 billion to $39.9 billion as of June 30, 2013, compared to $38.8 billion at the end of the prior quarter. The franchise surpassed $40 billion in retail deposits in the first half of July 2013, just four years after the launch of the Ally Bank brand. Brokered deposits at Ally Bank totaled approximately $9.6 billion as of June 30, 2013, down $325 million from the prior quarter. Quarterly CD retention rates remained strong at 92 percent, marking two consecutive years of rates at 90 percent or higher. The Ally Bank franchise sustained its momentum by steadily expanding its customer base, growing 31 percent year-over-year to approximately 722,000 customers, as it continues to attract and retain customers through Ally Bank’s enhanced consumer-centric value proposition.

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Ally Bank

For purposes of quarterly financial reporting, Ally Bank's operating results are included within Auto Finance, Mortgage and Corporate and Other, based on its underlying business activities.  During the second quarter of 2013, Ally Bank reported pre-tax income of $327 million, compared to $420 million in the corresponding prior year period.  Performance in the quarter continued to be driven by improved net financing revenue, particularly as a result of growth in leasing. However, this was more than offset by lower mortgage revenue as a result of the company’s decision to effectively exit its mortgage business and run off the existing loan portfolio. Total assets at Ally Bank were $92.4 billion at June 30, compared to $94.9 billion at March 31, 2013. Growth in consumer automotive assets from higher auto originations was more than offset by lower mortgage-related assets as a result of the previously noted strategic actions and seasonal reductions in commercial auto assets. Approximately 65 percent of the company’s U.S. assets were funded at Ally Bank as of June 30, 2013.

Automotive Finance

The Auto Finance segment primarily includes Ally’s U.S. auto finance operations. As a result of the completed sales and remaining sales agreements for Ally Financial’s international operations, including auto finance operations in Canada, Europe, Latin America and the joint venture in China, these businesses are classified as discontinued operations.

For the second quarter of 2013, Auto Finance reported pre-tax income from continuing operations of $382 million, compared to $440 million in the corresponding prior year period. The decrease was mainly driven by a larger loan loss provision as the portfolio continues to shift to a more diversified and higher margin credit mix. In addition, the prior year quarter included whole loan sale gains which did not repeat in the current period, and servicing fee income was lower, reflecting continued run-off of off-balance sheet serviced assets. Net financing revenue was strong, improving $84 million year-over-year, resulting from continued growth in earning assets.

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U.S. consumer financing originations in the second quarter of 2013 were $9.8 billion, down from $10.5 billion in the corresponding prior year period, and were comprised of $4.6 billion of new retail, $2.5 billion of used and $2.8 billion of leases. U.S. consumer financing origination levels in the second quarter of 2013 were driven primarily by strong year-over-year origination growth in the lease channel. In total, used, lease and diversified new retail originations continued to account for 60 percent of total U.S consumer originations during the second quarter of 2013. Subvented business continues to decline as expected. As previously reported, Ally’s operating agreement with Chrysler expired in April, and, as anticipated, Ally’s subvented originations for Chrysler have ceased since that time, reducing originations in that channel.

U.S. earning assets for Auto Finance comprised primarily of consumer and commercial receivables, and leases, totaled $102 billion, up 10 percent compared to June 30, 2012. U.S. consumer earning assets totaled $72 billion, up 16 percent year-over-year, as strong origination volume outpaced asset run-off. U.S. commercial earning assets were flat at $30 billion at June 30, 2013, compared to the prior year period.

Insurance

Insurance, which focuses on dealer-centric products such as extended vehicle service contracts (VSCs) and dealer inventory insurance, reported pre-tax income from continuing operations of $45 million in the second quarter of 2013, compared to $20 million in the corresponding prior year period. Net investment income increased to $77 million in the second quarter of 2013, compared to $38 million of income in the comparable prior year period as a result of strong investment gains. This was partially offset by an underwriting loss of $32 million in the quarter, compared to a loss of $18 million in the corresponding prior year period resulting from a gain on sale from the Canadian Personal Lines business recorded in the second quarter of 2012.

Insurance’s Dealer Products and Services group experienced strong written premiums with $276 million for the second quarter of 2013 in its continuing businesses, an increase of $16 million compared to second quarter 2012 – the highest level of written premiums since 2008. The group continued to grow the number of dealers participating in its full suite of training, technology, support and consultative services, improving participation 7 percent year-over-year. Moreover, the business improved its high wholesale insurance penetration levels, with approximately 82 percent of U.S. dealers with Ally floorplan financing also carrying floorplan insurance with the company.

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Mortgage

During the second quarter 2013, Mortgage reported a pre-tax loss of $43 million, compared to pre-tax income of $102 million during the second quarter of 2012. Excluding $16 million of repositioning items for costs associated with the completion of the sale of Ally Bank’s MSR portfolio, Mortgage reported a pre-tax loss of $27 million for the quarter. Performance was lower following the decision to effectively exit the company’s mortgage business and cease new originations during the quarter. The business has retained approximately $9 billion of held-for-investment mortgage loans.

Total mortgage loan production in the second quarter of 2013 was $688 million, consisting primarily of prime conforming loans, compared to $6.1 billion in the first quarter of 2013 and $5.9 billion in the second quarter of 20121. As of June 30, the business has no further loans in its mortgage origination pipeline, and as a result of the sale of the MSR portfolio, the bank’s MSR assets are less than $1 million.

Corporate and Other

Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with new debt issuances and bond exchanges. Corporate and Other also includes the Commercial Finance business, certain equity investments and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

Corporate and Other reported a core pre-tax loss (excluding core OID amortization expense and repositioning items) of $188 million, compared to a core pre-tax loss (excluding core OID) of $297 million in the comparable prior year period2. Results were primarily affected by lower interest expenses, benefiting from repayment of TLGP and the early retirement of high-cost FHLB debt that occurred in the fourth quarter of 2012.

1 Production in 2Q12 excludes ResCap.

2 Core pre-tax income/loss is a non-GAAP financial measure. Refer to slide 24 in the Ally Financial Inc. 2Q Earnings Review presentation for reconciliation to GAAP amounts. This is available at www.ally.com/about/investor/events-presentations/. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

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OID amortization expense totaled $61 million in the second quarter of 2013, compared to $96 million reported in the corresponding prior year period.

Additional Financial Information

For additional financial information, the second quarter 2013 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/index.html.

About Ally Financial Inc.

Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $150.6 billion in assets as of June 30, 2013, Ally operates as a bank holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler Group LLC (“Chrysler”); the profitability and financial condition of GM and Chrysler; resolution of the bankruptcy filings by Residential Capital, LLC and certain of its subsidiaries; our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

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Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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